                              PIERCE LEAHY CORP.

              EXHIBIT 11--COMPUTATION OF EARNINGS PER SHARE
               (amounts in thousands except per share data)

                                           FOR THE YEAR       FOR THE THREE MONTHS
                                      ENDED DECEMBER 31, 1996 ENDED MARCH 31, 1997
                                      ----------------------- --------------------
PRO FORMA EARNINGS PER SHARE:
Pro Forma Net Loss Applicable to
 Common Shareholders................          $(1,958)              $  (227)
                                              =======               =======
Weighted Average Common Shares
 Outstanding(a).....................           10,547                10,485
Stock Option Grants--
  January 1, 1995(b)................              --                    --
  January 1, 1996(b)................              --                    --
  January 1, 1997(c)................              154                   154
  Repurchase of Shares Using
   Treasury Stock Method(d).........              (89)                  (89)
Warrants to Purchase Common
 Stock(b)...........................              --                    --
                                              -------               -------
Shares Used in Computing Pro Forma
 Net Loss Per Share.................           10,612                10,550
                                              =======               =======
Pro Forma Net Loss Per Share........          $  (.18)              $  (.02)
                                              =======               =======
SUPPLEMENTAL PRO FORMA EARNINGS PER
 SHARE:
Pro Forma Net Loss Applicable to
 Common Shareholders................          $(1,958)              $  (227)
Interest Savings on Retirement of
 Debt and Deferred Financing Costs..            8,110                 2,028
Income Tax Effect of Interest
 Savings............................           (3,163)                 (791)
                                              -------               -------
Supplemental Pro Forma Net Income...          $ 2,989               $ 1,010
                                              =======               =======
Weighted Average Common Shares
 Outstanding........................           10,547                10,485
Stock Option Grants--
  January 1, 1995...................              601                   601
  January 1, 1996...................              360                   360
  January 1, 1997...................              153                   153
Warrants to Purchase Common Stock...               47                   --
Repurchase of Shares Using Treasury
 Stock Method(d)....................             (664)                 (655)
Shares issued to Retire $70,000 of
 Subordinated Notes and $7,000 of
 Prepayment Penalties at an Assumed
 Offering Price of $16.50 per
 share..............................            4,667                 4,667
                                              -------               -------
Shares Used in Computing
 Supplemental Pro Forma Net Loss Per
 Share..............................           15,711                15,611
                                              =======               =======
Supplemental Pro Forma Net Income
 Per Share .........................          $   .19               $   .06
                                              =======               =======
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Notes:

(a) Retroactively reflects the Recapitalization.

(b) Stock option grants on January 1, 1995 and January 1, 1996 and the warrants to purchase common stock which were outstanding for two months in 1996 have been excluded from the Pro Forma Earnings Per Share calculation as the effects would be anti-dilutive.

(c) The exercise price of the stock options granted on January 1, 1997 is below the assumed initial public offering price of $16.50 per share.
    Pursuant to the requirements of the Securities and Exchange Commission, common stock equivalents issued by the Company during the 12 months immediately preceeding the equity offerings have been included in the calculation of shares used in computing pro forma earnings per share as if they were outstanding for all periods presented (using the treasury stock method and an assumed price of $16.50 per share).

(d) Treasury stock repurchases assume proceeds from the exercise of options and warrants of $781 and from the tax benefit of the exercise of non-qualified stock options of $683, have been used to repurchase common stock at an assumed public offering price of $16.50 per share in the Pro Forma
    Earnings Per Share calculations for both periods presented. Proceeds from the exercise of options and warrants of $6,104 in 1996 and $5,954 in 1997 and from the tax benefit of the exercise of non-qualified stock options of $4,848 in 1996 and 1997, have been used to repurchase common stock at an assumed initial public offering price of $16.50 per share in the Supplemental Pro Forma Earnings Per Share calculation.